SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

[ ]     Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]     Definitive Information Statement

                                BRITESMILE, INC.
                                -----------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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[ ]     Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

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




                                BRITESMILE, INC.
                              490 North Wiget Lane
                         Walnut Creek, California 94598
                                 (925) 941-6260



                              INFORMATION STATEMENT

                                OCTOBER 29, 2003



                                  INTRODUCTION

         This Information Statement is furnished by the Board of Directors of BriteSmile, Inc. (the "Company") to the stockholders of record of the Company's common stock at the close of business on October 3, 2003 (the "Record Date"), and is being sent to you in connection with the action taken by the holders of at least a majority of the voting power of the Company. Those stockholders approved, by written consent dated October 3, 2003, the Company's purchase, effective July 1, 2003, of certain patents and other intellectual property in the fields of light activated teeth-whitening technology, and general Human Oral Care technology (the "Transaction").

         This Information Statement is being mailed for information purposes only, on or before the close of business on November 5, 2003, to every security holder entitled to vote or give an authorization or consent under state business corporation law governing the Company, in regard to any matter to be acted upon. It is anticipated that shareholder approval of the Transaction will become effective on or about twenty (20) days after the date this Information Statement is first sent to stockholders of the Company.


      WE ARE NOT ASKING YOU FOR A PROXY. WE ARE NOT ASKING YOU FOR YOUR SIGNATURE TO ANY WRITTEN CONSENT RESOLUTIONS OF SHAREHOLDERS. YOU ARE REQUESTED NOT TO SEND US A PROXY OR ANY OTHER DOCUMENT IN RESPONSE TO THIS MAILING











Walnut Creek, California
October 29, 2003

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

         As of the Record Date, there were 2,685,806 shares of common stock of the Company issued and outstanding and entitled to vote on the matter presented herein. All holders of shares of common stock as of the Record Date are entitled to receive this Information Statement. The common stock is the only security of the Company that was entitled to vote on the matter presented herein. The stockholders who consented in writing to this matter (the "Consenting Stockholders") held approximately 1,588,555 shares of common stock, or approximately 59.1% of the Company's issued and outstanding common stock. The Consenting Stockholders include all persons or entities affiliated with LCO Investments Limited, the Pequot Capital Funds, Bradford Peters, and John L. Reed, four of the largest shareholders of the Company.

         The Company is incorporated under the laws of the State of Utah. Under Utah law, each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his or her own name on the books of the Company on any matter submitted to the vote of stockholders at any meeting of the stockholders. However, Utah law also provides that any action that may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. Approval of the Transaction required the written consent of the holders of a majority of the Company's outstanding common stock. The Consenting Stockholders authorized and approved the Transaction by signing consent resolutions dated as of October 3, 2003 in the form attached as Appendix A.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of the record date, October 3, 2003, regarding beneficial stock ownership of (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding common stock; (ii) each director, and any executive officer of the Company whose compensation is required to be reported in proxy statements of the Company, and
(iii) all officers and directors of the Company as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

                                           Number of Shares     Percent of
                                             Beneficially      Outstanding
Name and Address                               Owned (1)        Shares(2)
----------------                               ---------        ---------

Executive Officers and Directors


Paul Dawson                                       34,494  (3)     1.28%
36 Fitzwilliam Place
Dublin 2, Ireland

John Dong                                          2,667  (4)       *
490 North Wiget Lane
Walnut Creek, California 94598

R. Eric Montgomery                               102,276  (5)     3.78%
29 Fairview Road
P. O. Box 487 Monterey, Massachusetts 01245

Bradford Peters                                  334,043  (6)     11.49%
Blackfin Capital, LLC
622 Third Avenue, 38th Floor
New York, New York 10017

Anthony M. Pilaro                              1,640,031  (7)     49.95%
36 Fitzwilliam Place
Dublin 2, Ireland

Gerald A. Poch                                   325,048  (8)     11.97%
Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, Connecticut 06880

Peter Schechter                                    6,050  (10)      *
Chlopak, Leonard, Schechter & Assoc.
3021 O Street, N.W.
Washington, D.C. 20007

Harry Thompson                                    12,131  (11)      *
169 E. 78th Street
New York, New York 10021

Stephen Miller                                     9,247  (12)      *
490 North Wiget Lane
Walnut Creek, California 94598

Bruce Fleming                                     26,667  (13)      *
490 North Wiget Lane
Walnut Creek, California 94598

Rob Sieben                                         2,500  (14)      *
490 North Wiget Lane
Walnut Creek, California 94598

Glenn J. Bonagura                                  2,500  (15)      *
490 North Wiget Lane
Walnut Creek, California 94598

All Officers and Directors as a Group          2,715,357  (16)    76.11%
(13 persons)

      5% Beneficial Owners

LCO Investments Limited                         1,640,031 (7)     49.95%
7 New Street
St. Peter Port
Guernsey, Channel Islands

Pequot Capital Management, Inc.                   320,026 (17)    11.81%
500 Nyala Farm Road
Westport, CT 06880

Brad Peters                                       334,043 (6)     11.49%
c/o Blackfin Capital, LLC
622 Third Avenue, 38th Floor
New York, New York 10017

John L. Reed                                     179,979  (9)     6.60%
490 North Wiget Lane
Walnut Creek, California 94598


         *        Constitutes less than 1%.

(1) Include any options or warrants to purchase shares which are presently exercisable or exercisable within 60 days.

(2) All percentages are calculated based upon a total number of shares outstanding which includes 2,685,806 shares of the Company issued and outstanding as of October 3, 2003, plus that number of options or warrants presently exercisable or exercisable within 60 days by the named security holder.

(3) Includes 15,160 shares owned beneficially, and options to purchase 17,333 shares at $10.77 per share.

(4)  Includes options to purchase 2,667 shares at $6.60 per share.

(5) Includes 84,398 shares owned beneficially, options to purchase 2,213 shares at $74.07 per share, options to purchase 13,334 shares at $56.25 per share, options to purchase 1,334 shares at $75.00 per share and options to purchase 1,334 shares at $4.95 per share.

(6) Includes 113,639 shares owned of record and beneficially, warrants to purchase 25,471 shares at $75.00 per share, warrants to purchase 24,137 shares at $6.00 per share, the right to convert a note payable by the Company into 166,667 shares, options to purchase 1,462 shares at $37.50 per share, options to purchase 1,333 shares at $75.00 per share, and options to purchase 1,334 shares at $4.95 per share.

(7) Includes 574,260 shares owned of record and beneficially by LCO Investments Limited ("LCO"), the right to convert a note payable by the Company into 416,667 shares, 99,927 shares held indirectly through Pde P Tech Limited, a subsidiary of LCO, 1,800 shares held by AMP Trust, of which Mr. Pilaro is a beneficiary, 213,334 shares held by LCP II Trust, of which Mr. Pilaro's wife is a beneficiary, 66,667 shares held by ACP II Trust, of which one of Mr. Pilaro's adult sons not living in Mr. Pilaro's household is a beneficiary, 66,667 shares held by CAP II Trust, of which one of Mr. Pilaro's adult sons not living in Mr. Pilaro's household is a beneficiary, 12,854 shares held by various trusts of which CAP is a co-trustee, 21,334 warrants to purchase shares at $75.00 per share held by LCO, 133,333 warrants to purchase shares at $15 per share held by LCO, 24,587 warrants to purchase shares at $6.00 per share, 1,334 warrants to purchase shares held by PdeP, also exercisable at $75.00 per share, 3,000 shares owned of record by the CAP Charitable Foundation and 4,267 shares owned of record by CAP Advisers Limited. LCO is a wholly owned subsidiary of the ERSE Trust. CAP is a co-trustee of the ERSE Trust. Mr. Pilaro, a director of the Company, is Chairman of CAP. Mr. Pilaro disclaims beneficial ownership of the shares held by LCO, PdeP Tech Limited, AMP Trust, LCP II Trust, ACP II Trust, CAP II Trust, the CAP Charitable Foundation, and CAP Advisers Limited and the trusts indicated above of which CAP is co-trustee.

(8) Includes 147,444 shares held of record by Pequot Private Equity Fund II, L.P., 73,723 shares held of record by Pequot Partners Fund, L.P., 73,722 shares held of record by Pequot International Fund, Inc., 1,333 shares held of record by Pequot Scout Fund, L.P., warrants held of record by Pequot Private Equity Fund II, L.P. to purchase 666 shares at $75.00 per share, warrants held by Pequot Private Equity Fund II, L.P. to purchase 11,236 shares at $6.00 per share, warrants held of record by Pequot Partners Fund, L.P. to purchase 333 shares at $75.00 per share, warrants held by Pequot Partners Fund, L.P. to purchase 5,618 shares at $6.00 per share, warrants held of record by Pequot International Fund, Inc. to purchase 333 shares at

     $75.00 per share, and warrants held by Pequot International Fund, Inc. to purchase 5,618 shares at $6.00 per share (Pequot Private Equity Fund II, L.P., Pequot Partners Fund, L.P., Pequot International Fund, Inc., and Pequot Scout Fund L.P. are referred to collectively as, the "Pequot Funds"), options held by Mr. Poch to purchase 1,333 shares at $138.75 per share, options to purchase 2,356 shares at $75.00 per share and options to purchase 1,333 shares at $4.95 per share. Mr. Poch is a Managing Director of Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held of record by the Pequot Funds and may be deemed to beneficially own the shares held by the Pequot Funds. Mr. Poch disclaims beneficial ownership of the shares held of record by the Pequot Funds, except to the extent of his pecuniary interest therein.

(9) Includes 137,251 shares owned beneficially, warrants to purchase 667 shares at $75.00 per share, warrants to purchase 5,394 shares at $6.00 per share, and options to purchase 36,667 shares at $37.50 per share.

(10) Includes 2,048 shares owned beneficially in a Revocable Living Trust, options to purchase 1,334 shares at $168.75 per share, options to purchase 1,334 shares at $75.00 per share and options to purchase 1,334 shares at $4.95 per share.

(11) Includes options to purchase from LCO 6,667 shares at $22.50 per share, options to purchase 1,334 shares at $140.63 per share, options to purchase 1,462 shares at $37.50 per share, options to purchase 1,334 shares at $75.00 per share and options to purchase 1,334 shares at $4.95 per share.

(12) Includes 580 shares owned beneficially and options to purchase 8,667 shares at $41.25 per share.

(13) Includes options to purchase 26,667 shares at $27.46 per share.

(14) Includes options to purchase 2,500 shares at $16.81 per share.

(15) Includes options to purchase 2,500 shares at $16.81 per share.

(16) Includes exercisable options, warrants and convertible rights for 1,080,346 shares.

(17) Includes 147,444 shares held of record by Pequot Private Equity Fund II, L.P., 73,723 shares held of record by Pequot Partners Fund, L.P., 73,722 shares held of record by Pequot International Fund, Inc., 1,333 shares held of record by Pequot Scout Fund, L.P., warrants held of record by Pequot Private Equity Fund II, L.P. to purchase 666 shares at $75.00 per share, warrants held by Pequot Private Equity Fund II, L.P. to purchase 11,236 shares at $6.00 per share, warrants held of record by Pequot Partners Fund, L.P. to purchase 333 shares at $75.00 per share, warrants held by Pequot Partners Fund, L.P. to purchase 5,618 shares at $6.00 per share, warrants held of record by Pequot International Fund, Inc. to purchase 333 shares at $75.00 per share, and warrants held by Pequot International Fund, Inc. to purchase 5,618 shares at $6.00 per share.

                                 THE TRANSACTION

General

         The Company's common stock is currently quoted on the Nasdaq National Market. Among other requirements, the listing maintenance standards established for the Nasdaq SmallCap Market (the "Nasdaq") require that a company obtain the approval of its shareholders of the issuance of shares of its common stock, in connection with certain acquisitions of the assets of another company. Shareholder approval is required under Section 4350(i)(1)(c) of Nasdaq's Marketplace Rules if any director of the Company has a 5% or greater interest in the assets to be acquired, and the present or potential issuance of common stock by the Company, or securities exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

         Effective July 1, 2003, the Company acquired certain patents and other intellectual property assets from one of its directors, R. Eric Montgomery, and certain entities controlled by him (the "Transaction"). As part of the purchase price, the Company agreed to issue to Mr. Montgomery 66,667 shares of its common stock. In addition, the Company has the right to issue additional shares of common stock of the Company to Mr. Montgomery in satisfaction of future amounts payable to Mr. Montgomery under the Transaction agreements. To finance a portion of the purchase price, the Company secured a $2,000,000 loan from LCO Investments Limited ("LCO"), its major shareholder. Although the loan by its terms is not convertible into shares of common stock, in connection with the loan the Company granted to LCO warrants to purchase up to 133,333 shares of common stock of the Company.

         To comply with the Nasdaq shareholder approval requirements for the Transaction, the Company has secured the written consent and approval of the Transaction by shareholders of the Company owing or controlling 59.1% of all shares of Company common stock outstanding and entitled to vote prior to the Transaction.

         This Information Statement is being sent to all shareholders of the Company by way of announcement of the shareholder action which has been taken. The Company is not asking that you vote to approve the Transaction. Under Federal law governing the taking of shareholder action by written consent, shareholder approval of the Transaction will be deemed effective 20 days after the mailing of this Information Statement to shareholders of the Company.

Detailed Description of the Transaction

Acquisition of Certain Human Oral Care Intellectual Property

         Effective July 1, 2003, the Company and its wholly owned subsidiary, BriteSmile Development, Inc. ("BDI"), entered into an Asset Purchase Agreement (the "APA") with R. Eric Montgomery ("Montgomery") and certain entities owned and controlled by him (collectively, the "REM Group"). Members of the REM Group include Oraceutical LLC, a Delaware limited liability company ("Oraceutical"), Oraceutical Innovative Properties, LLC, a Delaware limited liability company, and Oraceutical Acquisition LLC, a Delaware limited liability company, all headquartered at 815 Pleasant St. in Lee, Massachusetts. Oraceutical has been engaged by the Company, and is now engaged by the Company and BDI, to provide technology development services (see "Consulting Agreements between the Company and Oraceutical," below).

         Pursuant to the APA, effective on July 1, 2003, BDI acquired certain United States and foreign patents, patent applications, continuations, continuations-in-part, trade secrets, technologies, know-how, trademarks and trade names relating to human oral care ("HOC") for a purchase price of $5 million ($6 million under certain contingencies), plus a 50% participation interest in royalties and infringement recoveries relating to the HOC intellectual property acquired from the REM Group. In addition, as a condition to closing the transaction described in the APA, the REM Group conveyed certain other HOC intellectual property which is implicated by certain agreements between the Company, the REM Group and a third party to a new entity, Oraceutical Acquisition LLC ("OAC"), an entity owned and controlled by REM.

         BDI agreed to pay the following purchase price to the REM Group:

     (i) $750,000 on May 9, 2003 in connection with the delivery to BDI of a license from the REM Group to certain patents for a static mixer device used in teeth whitening;

     (ii) $1,000,000 on July 23, 2003, in connection with the closing of the APA;

     (iii)66,667 shares of common stock of the Company (the "Payment Shares") issued to Montgomery on July 25, 2003; and

     (iv) for a period of up to 5 years, BDI will pay to Oraceutical Innovative Properties, ("OIP"), an REM Group member, an amount equal to 5% of worldwide net revenues of the Company for a whitening crayon or pen product currently referred to as "BriteSmile to Go," and 1% of worldwide net revenues of the Company or its affiliates for light activated teeth whitening or other in-office or chair side whitening procedures, until the aggregate of such payments, together with the initial cash payments of $1,750,000 and the value of the Payment Shares (calculated at $1,930,010) equals $5,000,000. BDI may be required to pay OIP an additional $1 million pursuant to the foregoing formula if the REM Group fulfills certain contingencies, in which event the total purchase price would be $6 million. The foregoing net revenue payments will be paid in cash, or at the option of BDI, up to 50% of any payment amount may be made in the form of common stock of the Company (the "Net Revenue Payment Shares"). All Net Revenue Payment Shares, if and when issued by the Company, will be issued at the then current market price as quoted on Nasdaq, and the balance in cash. The payments are due on a quarterly basis, 15 days after the close of the Company's applicable fiscal quarter.

         With respect to third party infringement and/or licensing activities, BDI will pay the REM Group 50% of such recoveries after payment of legal fees incurred in prosecution of third party claims, all patent prosecution and maintenance costs, and certain other amounts. Similarly, OAC will pay BDI 50% of third party infringement and/or licensing recoveries after payment of legal fees incurred in prosecution of such claims, all patent prosecution and maintenance costs, and certain other amounts.

Financing Arrangements for the APA

         On April 29, 2003 the Company, BDI, LCO, and Montgomery entered into a letter agreement pursuant to which LCO agreed to loan a total of $2,000,000 to BDI to fund a portion of the purchase price contemplated by the APA. The letter agreement was later terminated as to Montgomery.

         LCO is the Company's major shareholder. LCO is a wholly owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, a director and Chairman of the Board of the Company, is Chairman of CAP Advisers Limited.

         Pursuant to the letter agreement, LCO loaned $1,000,000 to BDI on May 9, 2003. BDI delivered a promissory note to LCO, with interest and principal due on May 9, 2008. Interest accrues at 200 basis points above the 1 year LIBOR as quoted by the Bank of Nova Scotia. The interest rate on the note is reset every thirty days.

         Also, pursuant to the letter agreement and related documents, LCO loaned to BDI an additional $1,000,000 on similar terms on July 23, 2003, the closing date of the APA.

         The promissory notes issued to LCO by BDI are not convertible by their terms into shares of common stock of the Company. However, in connection with its loans to BDI, LCO received warrants to purchase 133,333 shares of Common Stock of the Company (the "Warrants"). All Warrants are exercisable at $15.00 per share and have a five year life. The promissory notes issued to LCO by BDI were guaranteed by the Company. The shares of common stock underlying the Warrants are subject to certain limited "piggyback" registration rights in the event of future registered public offerings of common stock sold by the Company.

         On May 9, 2003, 66,666 of the total number of Warrants were issued. The fair value of the warrants issued of $704,378 was recorded as a discount of the note and is being amortized over the life of the note to interest expense and is reflected in results as of June 28, 2003. The additional $1,000,000 loaned on July 23, 2003 carried the remaining Warrants to purchase 66,667 shares issued at an exercise price of $15.00 per share. The fair value of the warrants issued on July 23, 2003 is $1,829,789, which will be recorded in the third quarter 2003 as a discount of the second note and will be amortized over the life of the second note to interest expense.

Characteristics of the Payment Shares, the Net Revenue Payment Shares, and the shares underlying the Warrants


         The Payment Shares are, and the Net Revenue Payment Shares and the shares underlying the Warrants will be, identical in rights, privileges and preferences to those shares of the Company's common stock already issued and outstanding. None of the shares of common stock represented by the Payment Shares, the Net Revenue Payment Shares, or the shares underlying the Warrants will entitle the holders thereof to preemptive rights to subscribe to shares of common stock of the Company that may be issued in the future.

         The issuance of the Payment Shares at closing of the APA and the potential future issuance of the Net Revenue Payment Shares and the shares underlying the Warrants will have no direct effect on the rights of existing shareholders, other than an increase in the total number of shares of common stock of the Company issued and outstanding.

Relationship Between REM Group and the Company Prior to the APA

         Commencing in the late 1990s, the Company entered into a series of agreements with Montgomery or some of the members of the REM Group to provide consulting services in the area of in-office light activated teeth whitening. All of those agreements limited Montgomery's duties to providing consulting services for in-office light activated procedures. Montgomery was free to provide consulting services - and develop intellectual property - for others in other areas of teeth whitening, such as in-office trays and retail products.

         Montgomery had developed for the Company its proprietary gel used in the in-office light activated procedure. While the Company owned the formula for the gel, it used it based upon a license from Montgomery for certain underlying intellectual property. That license was exclusive to the Company (but only for in-office light activated procedures), irrevocable and perpetual.

Assets Acquired via the APA and Fairness of Consideration Paid

         Under the terms of the APA, BDI acquired all of the REM Group HOC patents and related intellectual property ("HOC IP") not implicated by a license agreement between Montgomery and a third party. Accordingly, the Company acquired all of the HOC IP which was previously licensed to the Company and which enabled the Company to use the gel in its in-office light activated procedure. The Company also obtained additional patents for HOC and other applications.

     All of the HOC IP acquired from the REM Group was invented, either solely or jointly with others, by Montgomery and/or his REM Group affiliates. The REM Group did not purchase the HOC IP from others.

         The REM Group patents implicated by the third party license were transferred to a new entity, OAC, which is owned and controlled by Montgomery but as to which BDI has substantial control rights. In this fashion BDI and Montgomery will jointly determine how and to whom OAC licenses its patents and how OAC prosecutes infringement litigation. Also, OAC granted BDI a non-exclusive license to all OAC patents outside of the exclusive area granted to the third party. Finally, BDI can acquire the membership interest in OAC from Montgomery when BDI has paid the purchase price under the APA.

         Thus, BDI acquired a substantial portfolio of HOC IP from the REM Group as well as rights with respect to the OAC patents and intellectual property under the APA. These rights are of benefit to BDI and the Company for many reasons including:

         1. BDI now owns the premier HOC IP for fast tooth whitening with minimum tooth sensitivity, all of which increases patient compliance.

         2. BDI can directly license or sue upon the BDI patents. BDI can also use these patents to broaden its product offerings to include other in-office whitening procedures and over the counter products.

         3. With Montgomery, BDI can control the licensing and infringement prosecution activities of OAC.

         4. BDI owns multiple patents with early filing dates which allows it to protect its high-end tooth whitening franchise.

         5. BDI now has rights to additional products such as toothpaste, therapeutic applications and denture adhesives, all of which can be licensed to third parties.

         For purposes of valuing the total consideration to be paid by the Company in the Transaction, the 66,667 Payment Shares issued to Montgomery were valued at $1,930,010, or $28.95 per share. The average closing sales price of the shares of Company common stock on Nasdaq during the 15 trading days preceding the closing date of the Transaction (July 23, 2003) was $30.17.

         To assist in determining the purchase price to be paid the REM Group under the APA, the Company engaged Dr. Julian Feneley, a business consultant. With Dr. Feneley's assistance, the Board of Directors of the Company considered (but without participation of Montgomery), among other relevant factors, the constraints associated with the Company's exclusive and non-exclusive rights under its various agreements with Oraceutical and Montgomery, the scope of new products and extensions of existing products and services which could be introduced by the Company based upon the HOC IP owned by the REM Group, opportunities to license to third parties certain portions of the HOC IP, existing evidence of third party infringement of the HOC IP and the costs of pursuing known infringers. The Board also considered the costs to develop and launch certain new products and extensions of existing products and services as well as the projected revenue which could be realized from such products, product extensions, licensing activities and infringement recoveries. The Board also considered the value of obtaining the services of Montgomery and OIP on an exclusive basis in the HOC field.

Consulting Agreements between the Company and Oraceutical

         On November 27, 2000, the Company entered into a Consulting Agreement with Oraceutical. Montgomery, a director of the Company, is the founding Manager and President of Oraceutical. Pursuant to the agreement, Oraceutical provided technology development services to the Company for various light-activated teeth whitening products and procedures. In consideration for its services, Oraceutical, or its affiliates, were paid $25,000 a month, and received options to purchase 13,333 shares of common stock, which are fully vested and remain outstanding and unexercised, exercisable at $56.25 per share.

         Effective July 1, 2003, and pursuant to the APA described above under "Acquisition of Certain Human Oral Care Intellectual Property," the foregoing Consulting Agreement was terminated and replaced by a new Consulting Agreement between BDI, OIP and Montgomery (the "BDI Consulting Agreement").

         The BDI Consulting Agreement provides for a five year consulting term at a rate of $180,000 per year. Under the BDI Consulting Agreement, Montgomery agreed to consult exclusively for BDI and the Company in the HOC field. BDI will own all new HOC intellectual property arising from work under the BDI Consulting Agreement subject to payment to the REM Group of 5% of net retail and 3% of net wholesale revenues for each new product developed by OIP and Montgomery for a term of ten years from the date of first commercial sale or, in cases where at least one patent claim issues that covers the new product, until the applicable patent expires.

         At the end of the term of the BDI Consulting Agreement, BDI will have a perpetual right of first disclosure as to all new HOC products invented by the REM Group and their successors and the right of first refusal to purchase or license such products. Should BDI elect to acquire such new HOC intellectual property, BDI will be required to fund certain portions of the research and development costs and to pay the REM Group 3% of net revenues for those products for ten years if there is no patent issued for those products or for the term of any patent which covers the products.

         If during the term of the BDI Consulting Agreement, BDI, OIP and Montgomery jointly create new products, BDI will own all new HOC intellectual property arising from such joint products and BDI will fund the third party intellectual property prosecution costs and third party clinical trials related to such new products. However, the REM Group will fund a portion of the research and development costs for the new product. BDI will also pay the REM Group an amount equal to 5% of the net retail and 3% of the net wholesale revenues for each new product arising from any of these development programs. Such amounts will be payable for each product for a period of ten years from the date of first commercial sale of that product or, in cases where at least one patent claim issues that covers that product, until the applicable patent expires.

No Dissenters' Rights

      Under the law of the State of Utah, the Company's stockholders are not entitled to dissenters' rights with respect to the Transaction, and the Company will not independently provide stockholders with any such right.

Vote Required

            Approval of the Transaction required the written consent of the holders of at least a majority of the outstanding shares of common stock entitled to vote on the proposal. Stockholders owning at least a majority of the outstanding shares of common stock approved the Transaction by written consent dated October 3, 2003.

Interest of Certain Persons in Matters Acted Upon

         As described above under "The Transaction--Detailed Description of the Transaction," the Company entered into the APA with the REM Group, all of which are entities owned and controlled by Montgomery. Montgomery is a member of the board of directors of the Company. Oraceutical, one of the REM Group entities party to the Transaction, provided technology development services to the Company until immediately prior to the closing of the APA (see "Consulting Agreements between the Company and Oraceutical," above). At the closing of the APA, the parties terminated the Oraceutical Consulting Agreement and BDI, OIP, one of the REM Group entitles, and Montgomery entered into the BDI Consulting Agreement. Montgomery owns and has voting control over 17,731 shares (0.66%) of voting common stock of the Company, excluding the 66,667 shares of common stock which Montgomery received as partial consideration in the Transaction.

         As described above, on April 29, 2003 the Company, BDI, LCO and Montgomery entered into a letter agreement pursuant to which LCO agreed to loan a total of $2,000,000 to BDI to fund a portion of the purchase price contemplated by the APA. The letter agreement was later terminated as to Montgomery. As partial consideration for its loans to the Company, LCO received warrants to purchase up to 133,333 shares of Common Stock of the Company. See "Financing Arrangements for the APA," above.

         LCO voted to approve the Transaction by signing a Written Consent of Shareholders, dated as of October 3, 2003, representing 1,042,776, or 38.9%, of all issued and outstanding shares of common stock of the Company as of the record date and entitled to vote.

            LCO is the Company's major shareholder. LCO is a wholly owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, a director and Chairman of the Board of the Company, is Chairman of CAP Advisers Limited.


                                  OTHER ACTION

         No further business will be transacted by written consent to corporate action in lieu of a meeting of stockholders regarding matters to which this Information Statement pertains.

                         COSTS OF INFORMATION STATEMENT

         This Information Statement has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing and mailing the Information Statement. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders. The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

           INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

            The following financial and other information is incorporated by reference to the following sections of the Annual Report on Form 10-K of the

Company for the 52 weeks ended December 28, 2002, as filed with the Securities and Exchange Commission: Item 8, the Company's Consolidated Financial Statements, Supplementary Data, and associated notes; and Item 7, Managements Discussion and Analysis of Financial Condition and Results of Operations.


                            BY ORDER OF THE BOARD OF DIRECTORS

                            /s/  John C. Dong

                            John C. Dong, Chief Financial Officer and Secretary

Dated:  October 29, 2003

                                   APPENDIX A

               WRITTEN CONSENT OF STOCKHOLDERS OF BRITESMILE, INC.
                               IN LIEU OF MEETING

       The undersigned shareholders of BriteSmile, Inc. (the "Company") do hereby take the following actions and adopt the following resolutions in accordance with Sections 16-10a-704 and 1704(4) of the Utah Revised Business Corporation Act:

         WHEREAS, on June 25, 2003, the directors of the Company authorized and approved the Company's purchase, effective July 1, 2003, of certain patents and other intellectual property in the fields of light activated teeth-whitening and general Human Oral Care technology from one of its directors, R. Eric Montgomery, and certain entities controlled by him (the "Transaction").

         WHEREAS, as part of the purchase price, the Company agreed to issue to Mr. Montgomery 66,667 shares of its common stock. In addition, the Company has the right to issue additional shares of common stock of the Company to Mr. Montgomery in satisfaction of future amounts payable to Mr. Montgomery under the Transaction agreements.

         WHEREAS, to finance a portion of the purchase price, the Company secured a $2,000,000 loan from LCO Investments, Limited, its major shareholder ("LCO"). LCO is a wholly owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, a director and Chairman of the Board of the Company, is Chairman of CAP Advisers Limited. In connection with the loan the Company granted to LCO warrants to purchase up to 133,333 shares of the Company.

         WHEREAS, the shares of common stock of the Company issued, and which may be issued, to Mr. Montgomery, and the shares of common stock of the Company which may be issued to LCO upon exercise of its warrants, are referred to herein collectively as the "Shares."

         NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company hereby ratify and approve the Transaction, and all related agreements and documents entered into by the Company in connection with the Transaction, pursuant to which:

         A. Effective July 1, 2003, the Company and its wholly owned subsidiary, BriteSmile Development, Inc. ("BDI"), entered into an Asset Purchase Agreement (the "APA") with R. Eric Montgomery ("Montgomery") and certain entities owned and controlled by him (collectively, the "REM Group").

         B. Pursuant to the APA, BDI acquired certain United States and foreign patents, patent applications, continuations, continuations-in-part, trade secrets, technologies, know-how, trademarks and trade names relating to human oral care ("HOC") for a purchase price of $5 million ($6 million under certain contingencies), plus a 50% participation interest in third party royalties and infringement recoveries relating to the HOC intellectual property to be acquired from the REM Group. In addition, the REM Group conveyed certain other HOC intellectual property, which is implicated by certain agreements between the Company, the REM Group and a third party to a new entity, Oraceutical Acquisition LLC, an entity owned and controlled by REM.

         C. BDI agreed to the purchase price to the REM Group as follows:

          (i) $750,000 on May 9, 2003 in connection with the delivery to BDI of a license from the REM Group to certain patents for a static mixer device used in teeth whitening;

          (ii) $1,000,000 on July 23, 2003, in connection with the closing of the APA;

          (iii)66,667 shares of Common Stock of the Company (the "Payment Shares") issued to Montgomery on July 25, 2003; and

          (iv) for a period of up to 5 years, BDI will pay to Oraceutical Innovative Properties, ("OIP"), a REM Group member, 5% of worldwide net revenues of the Company for a whitening crayon or pen product currently referred to as "BriteSmile to Go," and 1% of worldwide net revenues of the Company or its affiliates for light activated teeth whitening or other in-office or chair side whitening procedures, until the aggregate of such payments, together with the initial cash payment of $1,750,000 and the value of the Payment Shares (calculated at $1,930,010) equals $5,000,000. BDI may be required to pay OIP an additional $1 million pursuant to the foregoing formula if REM Group fulfills certain contingencies, in which case the total purchase price to the REM Group will be $6 million. The foregoing net revenue payments will be paid in cash, or at the option of BDI, up to 50% of any payment amount may be made in the form of Common Stock of the Company (the "Net Revenue Payment Shares"). All Net Revenue Payment Shares, if and when issued by the Company, will be issued at the then current market price as quoted on Nasdaq, and the balance in cash. The payments are due on a quarterly basis, 15 days after the close of the Company's applicable fiscal quarter.

         D. With respect to third party infringement and/or licensing activities, BDI will pay the REM Group 50% of such recoveries after payment of legal fees incurred in prosecution of third party claims, all patent prosecution and maintenance costs, and certain other amounts.

         E. To finance in part the Transaction, on April 29, 2003 the Company, BDI, LCO, and Montgomery entered into a letter agreement pursuant to which LCO agreed to loan a total of $2,000,000 to BDI to fund a portion of the purchase price contemplated by the APA. The letter agreement was later terminated as to Montgomery.

         F. Pursuant to the letter agreement, LCO loaned $1,000,000 to BDI on May 9, 2003. BDI delivered a promissory note to LCO, with interest and principal due on May 9, 2008. Interest accrues at 200 basis points above the 1 year LIBOR as quoted by the Bank of Nova Scotia. The interest rate on the note is reset every thirty days.

         G. Also, pursuant to the letter agreement and related documents, LCO loaned to BDI an additional $1,000,000 on similar terms on July 23, 2003, the closing date of the APA.

         H. In connection with the granting of the loans to BDI, LCO received warrants to purchase 133,333 shares of common stock of the Company. All warrants granted to LCO are exercisable at $15.00 per share and have a five year life. The promissory notes issued to LCO by BDI were guaranteed by the Company. The Shares are subject to certain limited "piggyback" registration rights in the event of future registered public offerings of common stock sold by the Company. On May 9, 2003, warrants to purchase 66,666 shares were issued. The fair value of the warrants issued of $704,378 was recorded as a discount of the note, and is being amortized over the life of the note to interest expense and is reflected in results as of June 28, 2003. The additional $1,000,000 loaned on July 23, 2003 also carried warrants to purchase 66,667 shares issued at an exercise price of $15.00 per share. The fair value of the warrants issued on July 23, 2003 is $1,829,789, which will be recorded in the third quarter 2003 as a discount of the Note and will be amortized over the life of the note to interest expense. The note has a contractual life of five years.

         FURTHER RESOLVED, that the shareholders of the Company hereby ratify and approve the actions of the Board of Directors of the Company in connection with the Transaction and the issuance and proposed issuance of the Shares.

         FURTHER RESOLVED, that the executive officers of the Company, or any of them, be, and they hereby are, authorized and directed to take any such action as may be deemed necessary and advisable to carry out the purposes and intent of the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned stockholders have signed this Consent as of the 3rd day of October, 2003.

         The undersigned understands and agrees that the foregoing consent resolutions shall not become effective until 20 days after the Company mails to all shareholders of the Company an Information Statement pursuant to the rules and regulations of the Securities and Exchange Commission.



                             LCO INVESTMENTS LIMITED

                             By: /s/ Michael Yong

                             Title:  Director

                                /s/ Brad Peters
                             -----------------------------------------
                             Brad Peters
                                /s/ John L. Reed
                             -----------------------------------------
                             John L. Reed



                             PEQUOT INTERNATIONAL FUND, L.P.

                             BY: PEQUOT CAPITAL MANAGEMENT, INC.
                             AS INVESTMENT MANAGER

                             By:  /s/ Richard Joslin

                             Title:   Richard Joslin, Principal


                             PEQUOT PRIVATE EQUITY FUND II, L.P.

                             BY: PEQUOT CAPITAL MANAGEMENT, INC.
                             AS INVESTMENT MANAGER

                             By:  /s/ Richard Joslin

                             Title:  Richard Joslin, Principal


                             PEQUOT PARTNERS FUND, L.P.

                             BY: PEQUOT CAPITAL MANAGEMENT, INC.
                             AS INVESTMENT MANAGER

                             By:  /s/ Richard Joslin

                             Title:  Richard Joslin, Principal